As filed with the Securities and Exchange Commission on October 4, 2005.

Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

______________

PANAMERICAN BANCORP

(Exact name of registrant as specified in its charter)

______________

Delaware	65-0325364
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

3400 Coral Way
Miami, Florida  33145
(305) 421-6800

(Address of Principal Executive Offices; Zip Code)

AMENDED AND RESTATED PANAMERICAN BANCORP DIRECTORS STOCK OPTION PLAN

and

AMENDED AND RESTATED PANAMERICAN BANCORP INCENTIVE STOCK OPTION PLAN

(Full title of the plan)

Michael Golden

Chief Executive Officer

PanAmerican Bancorp

3400 Coral Way

Miami, Florida  33145

(305) 421-6800

(Name and address of agent for service; telephone number,

including area code, of agent for service)

Copies to:

Jane K. Storero, Esquire

Blank Rome LLP

One Logan Square

Philadelphia, PA  19103

(215) 569-5500

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of Registration fee
Common Stock , par value $.01 per share	2,000,000	(2)	$6,990,410	$822.77

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of shares of common stock, par value $.01 per share (“Common Stock”), set forth above, an indeterminate number of shares of Common Stock which, by reason of certain events specified in the Amended and Restated PanAmerican Bancorp Directors Stock Option Plan (the “Directors Plan”) and the Amended and Restated PanAmerican Bancorp Incentive Stock Option Plan (the “Plan,” and together with the Directors Plan, the “Plans”), may become issuable pursuant to the anti-dilution provision of the Plans.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act. 1,000,000 shares of Common Stock are authorized for issuance under each of the Plan and the Directors Plan. The registration fee for (i) 221,500 shares of Common Stock underlying the options to be granted under the Directors Plan and (ii) 6,300 shares of Common Stock underlying the options to be granted under the Plan is based on the average of the high and low prices of Common Stock on the American Stock Exchange of $4.93 per share as of September 30, 2005. The registration fee for 778,500 shares of Common Stock underlying the options granted under the Directors Plan is based on the exercise price of (i) $2.35 for options to purchase 48,500 shares of Common Stock, (ii) $2.63 for options to purchase 480,000 shares of Common Stock, and (iii) $4.25 for options to purchase 250,000 shares of Common Stock. The registration fee for 993,700 shares of Common Stock underlying the options granted under the Plan is based on the exercise price of (i) $2.35 for options to purchase 97,100 shares of Common Stock, (ii) $2.63 for options to purchase 376,700 shares of Common Stock, and (iii) $4.25 for options to purchase 519,900 shares of Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.

Plan Information

PanAmerican Bancorp (the “Company” or the “Registrant”) is filing this registration statement on Form S-8 (the “Registration Statement”) in order to register 2,000,000 shares of common stock, par value $.01 per share (“Common Stock”), under the Amended and Restated PanAmerican Bancorp Directors Stock Option Plan and the Amended and Restated PanAmerican Bancorp Incentive Stock Option Plan (collectively, the “Plans”).

The document(s) containing the information specified in Part I of the Registration Statement will be sent or given, without charge, to participants in the Plans as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus (the “Prospectus”) that meets the requirements of Section 10(a) of the Securities Act.

Item 2.

Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a) Prospectus), other documents required to be delivered to the participants in the Plans pursuant to Rule 428(b) promulgated by the Commission under the Securities Act or additional information about the Plans are available without charge by contacting:

PanAmerican Bancorp

3400 Coral Way

Miami, Florida  33145

(305) 421-6800

Attention:  Michael Golden, President and

Chief Executive Officer

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are hereby incorporated by reference in this Registration Statement:

Document	Period	Date of Filing
Annual Report on Form 10-KSB	December 31, 2004	March 16, 2005
Quarterly Report on Form 10-QSB	March 31, 2005	May 6, 2005
Quarterly Report on Form 10-QSB	June 30, 2005	August 15, 2005
Definitive Proxy Statement for the Annual Meeting of Stockholders	June 15, 2005	May 18, 2005
Definitive Proxy Statement for the Special Meeting of Stockholders	July 21, 2005	June 17, 2005
Current Report on Form 8-K	March 18, 2005	March 21, 2005
Current Report on Form 8-K/A	March 18, 2005	March 30, 2005
Current Report on Form 8-K	June 3, 2005	June 3, 2005
Current Report on Form 8-K	June 15, 2005	June 16, 2005
Current Report on Form 8-K	June 28, 2005	June 29, 2005
Current Report on Form 8-K containing the description of the Company’s capital stock	July 13, 2005	July 14, 2005
Current Report on Form 8-K (except for Item 2.02 and Exhibit 99.1)	July 21, 2005	July 22, 2005
Current Report on Form 8-K	July 28, 2005	August 2, 2005
Current Report on Form 8-K	August 1, 2005	August 5, 2005
Current Report on Form 8-K	July 21, 2005	September 23, 2005

All reports and other documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the Prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the Prospectus.

All information appearing in this Registration Statement and the Prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4.

Description of Securities.

Not Applicable.

Item 5.

Interests of Named Experts and Counsel.

Not Applicable.

Item 6.

Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (“DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or other enterprise. A corporation may indemnify such person against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys’ fees) incurred by any officer or director in defending such action, provided that the officer or director undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.

A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith. The indemnification provided by the DGCL is not deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any corporation’s bylaws, agreement, vote or otherwise.

Section EIGHTH of the Amended and Restated Certificate of Incorporation of the Company provides that the Company shall indemnify all persons whom it may indemnify to the fullest extent permitted by the DGCL. Section SIXTH of the Amended and Restated Certificate of Incorporation provides that directors of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duties unless the breach involves:  (i) a director’s duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability for unlawful payments of dividends or unlawful stock purchases or redemption by the Company, or (iv) a transaction from which the director derived an improper personal benefit.

The Amended and Restated By-Laws of the Company provide that the Company will, to the fullest extent permitted by applicable law, as may be amended from time to time, (i) indemnify any officer or director of the Company or the personal representatives thereof, made or threatened to be made a party in any civil or criminal action or proceeding by reason of the fact that he, his testator or intestate is or was a director or officer of the Company or served any other enterprise in any capacity at the request of the Company, against judgments, fines, amounts paid in settlement and reasonable expenses including attorneys’ fees incurred as a result of such action or proceeding or any appeal therein, and (ii) pay in advance of the final disposition of any such action or proceeding expenses incurred by any such indemnified person in defending such action or proceeding.

The Company purchased a policy of directors’ and officers’ liability insurance.

Item 7.

Exemption from Registration Claimed.

Not Applicable.

Item 8.

Exhibits.

The following exhibits are filed as part of this Registration Statement or, where so indicated, have been previously filed and are incorporated herein by reference.

Regulation S-B

Exhibit Number

Description

4.1

Amended and Restated Certificate of Incorporation of PanAmerican Bancorp.*

4.2

Amended and Restated By-Laws of PanAmerican Bancorp.**

5.1

Opinion of Blank Rome LLP.

10.1

Amended and Restated PanAmerican Bancorp Incentive Stock Option Plan.

10.2

Amended and Restated PanAmerican Bancorp Directors Stock Option Plan.

23.1

Consent of Crowe Chizek and Company LLC.

23.2

Consent of Blank Rome LLP (included in Exhibit 5.1).

24.1

Power of Attorney (included on the Signature Page).

———————

*

Incorporated hereby by reference to Appendix A of the Company’s definitive Proxy Statement related to its Special Meeting of Stockholders on Schedule 14A (File No. 0-22911) filed with the Commission on June 17, 2005.

**

Incorporated hereby by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K (Registration No. 0-22911) filed with the Commission on August 2, 2005.

Item 9.

Undertakings.

The undersigned Registrant hereby undertakes:

1.

To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i)

Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

Include any additional or changed material information on the plan of distribution.

Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required in a post-effective amendment is incorporated by reference from periodic reports filed under the Exchange Act.

2.

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Miami, State of Florida as of October 4, 2005.

PANAMERICAN BANCORP

By:	/s/ Michael E. Golden
Michael E. Golden
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael E. Golden, his true and lawful attorney-in-fact and agent with full power of substitution or resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Commission, granting unto the said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that the said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement was signed by the following persons in the capacities and as of the date indicated.

Signature	Capacity	Date
/s/ Michael E. Golden	President and Chief Executive Officer (Principal Executive Officer) and Director	October 4, 2005
Michael E. Golden
/s/ Robert L. Nichols	Chief Financial Officer (Principal Accounting and Financial Officer)	October 4, 2005
Robert L. Nichols
/s/ Hugo A. Castro	Director	October 4, 2005
Hugo A. Castro
/s/ Nelson Famadas	Director	October 4, 2005
Nelson Famadas
/s/ Leonard F. Marinello	Director	October 4, 2005
Leonard F. Marinello

EXHIBIT INDEX

Regulation S-B

Exhibit Number

Description

4.1

Amended and Restated Certificate of Incorporation of PanAmerican Bancorp.*

4.2

Amended and Restated By-Laws of PanAmerican Bancorp.**

5.1

Opinion of Blank Rome LLP.

10.1

Amended and Restated PanAmerican Bancorp Incentive Stock Option Plan.

10.2

Amended and Restated PanAmerican Bancorp Directors Stock Option Plan.

23.1

Consent of Crowe Chizek and Company LLC.

23.2

Consent of Blank Rome LLP (included in Exhibit 5.1).

24.1

Power of Attorney (included on the Signature Page).

———————

*

Incorporated hereby by reference to Appendix A of the Company’s definitive Proxy Statement related to its Special Meeting of Stockholders on Schedule 14A (File No. 0-22911) filed with the Commission on June 17, 2005.

**

Incorporated hereby by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K (Registration No. 0-22911) filed with the Commission on August 2, 2005.